Exhibit 99.2

Contacts: Brian Lynch Patrick Burke (760) 931-1771

Callaway Golf Company Announces New $50 Million Stock Repurchase Program and
Declares Dividend

CARLSBAD, CA, May 9, 2018 /PRNewswire/ Callaway Golf Company (NYSE:ELY) announced today that the Board of Directors has authorized the Company to repurchase up to $50 million of the Company's common stock in open market or in private transactions. The Company will assess market conditions, buying opportunities and other factors from time to time and will make strategic repurchases as appropriate. The open market repurchases will be made in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, subject to market conditions, applicable legal requirements and other factors, and the repurchases will be made consistent with the terms of the Company's credit facility, which defines the amount of stock that can be repurchased. The new repurchase program replaces the prior repurchase program, which was near completion and has been terminated by the Board of Directors. The repurchase program does not require the Company to acquire a specific number of shares and it will remain in effect until completed or until terminated by the Board of Directors.

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.01 per share on its Common Stock. The dividend is payable on June 12, 2018 to shareholders of record at the close of business on May 22, 2018.

Forward-Looking Statements
This press release contains forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements include the Company’s intention to purchase shares of its common stock pursuant to a stock repurchase program, the anticipated timing, amount and impact of the stock repurchase program on the Company’s financial statements and other statements regarding the Company's “expectations,” “beliefs,” “hopes,” “intentions,” “strategies,” or the like. These statements are based upon current information and expectations and involve unknown risks, uncertainties, assumptions and other factors, many of which are out of the Company’s control and difficult to forecast, which could cause actual results to differ materially from the forward-looking statements. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, OGIO and TravisMathew brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com. www.OGIO.com, and www.travismathew.com.

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